Exhibit 10.8

Description of Applera Corporation
Fiscal 2005 Incentive Compensation Program

Most Applera Corporation (“Applera”) employees not compensated on a commission basis, including Applera’s executive officers, participate in Applera’s Incentive Compensation Program. The Management Resources Committee of the Applera Board of Directors (the “MRC”) uses specific performance objectives for each business unit as a basis on which to measure the performance of Applera’s employees under this program. For the Applied Biosystems Group, the MRC uses EBIT (earnings before interest and taxes), revenue, cash flow, EPS (earnings per share), and the achievement of specific business goals. For the Celera Genomics Group, the MRC uses EBIT, cash flow, and the achievement of specific business goals. For Celera Diagnostics, a joint venture between the Applied Biosystems Group and the Celera Genomics Group, the MRC uses EBIT, revenue, cash flow, and the achievement of specific business goals. For corporate employees (including Applera’s Chief Executive Officer and certain other executive officers), the MRC uses a combination of the performance results for the Applied Biosystems Group and the Celera Genomics Group.